EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


The Company owns 100% of the outstanding voting stock of the following subsidiary:

    SUBSIDIARY NAME                                JURISDICTION OF INCORPORATION

    Interlink Electronics, K.K.                               Japan

    Interlink Electronics Asia Pacific Limited              Hong Kong